Exhibit 5.1

[Letterhead of Jones Day]

December 9, 2011

Network Equipment Technologies, Inc.

6900 Paseo Padre Parkway

Fremont, California 94555

Re:

Registration on Form S-8 filed by Network Equipment Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel for Network Equipment Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of 1,400,000 shares of the Company’s Common Stock, par value $0.01 (the “Common Stock”), issuable under the Company’s 2008 Equity Incentive Plan (the “Plan”).  In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 1,400,000 shares of Common Stock that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with the Plan, validly issued, fully paid and nonassessable, provided that the consideration for such shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.  In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Common Stock pursuant to the Plan will be in full force and effect at all times at which such shares of Common Stock are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each award under the Plan that is not an option or right under the General Corporation Law of the State of Delaware will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”).  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day